Exhibit 99.1

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Kevin McGrath, Cameron Associates, Inc.
631-694-9555	212-245-4577
invest@misonix.com	Kevin@cameronassoc.com
Misonix Reports Second Quarter and Six Months Fiscal 2011 Financial Results
FARMINGDALE, NY — February 9, 2011 — Misonix, Inc. (NASDAQ: MSON), a medical device company that designs, manufactures, and markets innovative, therapeutic, ultrasonic products worldwide for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications, today reported financial results for the second fiscal quarter and six months ending December 31, 2010. Michael A. McManus Jr., President and Chief Executive Officer, and Richard Zaremba, Senior Vice President and Chief Financial Officer, will host a conference call Wednesday, February 9, 2011 at 4:30 pm to discuss the Company’s second quarter and six month results.
The Company also reported the following financial and operational achievements:
•	A 9% and 16% increase in revenue for the three and six months ending December 31, 2010, respectively, compared with the same period ending December 31, 2009.
•	Medical device products revenue increased 11% and 21% for the three and six months ending December 31, 2010, respectively, compared with the same period ending December 31, 2009.
•	Gross profit as a percentage of revenue increased to 55.1% and 52.7% for the three and six months ending December 31, 2010, respectively.
Revenue for the three months ended December 31, 2010 was $3.4 million, a 9% increase when compared with $3.1 million for the same period in fiscal 2010. Medical device product sales increased $268,000 or 11% to $2.8 million and laboratory and scientific product sales increased $7,000 to $661,000 for the three months ended December 31, 2010. The increase in medical device product sales was primarily attributable to sales of the Company’s Neuroaspirator products.
Gross profit as a percentage of sales (gross profit percentage) increased to 55.1% for the three months ended December 31, 2010 from 47.8% for the three months ended December 31, 2009. Gross profit percentage for medical device product sales increased to 62.4% for the three months ended December 31, 2010 from 52.0% for the three months ended December 31, 2009. Gross profit percentage for medical device product sales was favorably impacted in the three months ended December 31, 2010 predominately by a favorable mix of higher margin Neuroaspirator products. Gross profit for laboratory and scientific product sales decreased to 24.7% for the three months ended December 31, 2010 from 31.8% for the three months ended December 31, 2009.

The Company reported a pre-tax loss from continuing operations of $561,000 for the three months ended December 31, 2010 compared with a pre-tax loss of $1.5 million for the same period in fiscal 2010. The Company reported a net loss attributable to Misonix, Inc. shareholders for the three months ended December 31, 2010 of $536,000 or $.08 per share including income of $29,000 from discontinued operations compared to a net loss of $224,000 or $.03 per share including income of $342,000 from discontinued operations for the three months ended December 31, 2009.
Revenue for the six months ended December 31, 2010 was $6.7 million, a 16% increase when compared with $5.8 million for the same period in fiscal 2010. Medical device products sales increased $957,000 or 21% to $5.5 million and laboratory and scientific product sales decreased $55,000 to $1.2 million.
Gross profit percentage increased to 52.7% for the six month ended December 31, 2010 from 43.5% for the same period in fiscal 2010.
The Company reported a pre tax loss from continuing operations of $1.4 million for the six months ended December 31, 2010 compared to a loss of $3.0 million for the same period in fiscal 2010. The Company reported a net loss attributable to Misonix, Inc. shareholders for the six months ended December 31, 2010 of $1.6 million or $.22 per share which included a loss from discontinued operations of $146,000 compared to a net loss of $1.1 million or $.16 per share attributable to Misonix, Inc. shareholders which included income from discontinued operations of $694,000 for the six months ended December 31, 2009.
Commenting on Misonix’s financial and operating results, Michael A. McManus Jr. President and Chief Executive Officer, said, “We are pleased at the growth of our revenues and gross margins particularly with respect to our medical device products. We have started to see the benefit of the direct sales of our Neuroaspirator business both in increased revenue and margins. Our cost reduction efforts have lowered our total operating expenses by approximately $500,000 from the prior year six months results. We were able to achieve these cost reductions while increasing brand awareness of our medical devices through direct sales.
“Over the next couple of months we will be introducing the BoneScalpel™ into the Maxiofacial surgery market and the SonicOne® into the operating room for surgical debridement. Both products will be sold throughout the world exclusively by our own sales organization.
“We remain committed to our strategic vision and belief that increased medical device sales through our proprietary sales channels, a broader geographic reach, and development of new surgical applications and technology, will strengthen and grow the company over time.”

Conference Call:
Misonix management will host a conference call and webcast on Wednesday, February 9, 2011 at 4:30 pm to discuss second quarter results.
Shareholders and other interested parties may participate in the conference call by dialing (866)383-7989 (domestic) or (617) 597-5328 (international) and entering access code 69318379, a few minutes before the start of the call. A simultaneous webcast will be available via Misonix’s website at www.misonix.com. The call will be archived on the company’s website for at least 90 days.
A recording of the live-call will be available approximately 2 hours after the event through February 16, 2011. The dial-in number to listen to the recording is (888) 286-8010 or (617) 801-6888. The replay access code is 80510077.
About Misonix:
Misonix, Inc. designs, manufactures and markets therapeutic ultrasonic medical devices and laboratory and scientific equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.
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MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets

	December 31, 2010	June 30, 2010
Assets
Current Assets:
Cash and cash equivalents	$8,237,125	$9,900,605
Accounts receivable, less allowance for doubtful accounts of $116,178 and $123,346, respectively	2,290,466	2,335,653
Inventories, net	3,745,148	2,699,717
Prepaid expenses and other current assets	253,032	515,427
Note receivable	210,000	1,075,105

Total current assets	14,735,771	16,526,507

Property, plant and equipment, net	769,147	500,215
Goodwill	1,701,094	1,701,094
Other assets	2,244,076	1,730,339

Total assets	$19,450,088	$20,458,155

Liabilities and stockholders’ equity
Current liabilities:
Notes payable	$10,701	$177,679
Accounts payable	1,570,001	888,654
Accrued expenses and other current liabilities	950,525	1,000,523

Total current liabilities	2,531,227	2,066,856

Capital lease obligations	6,605	14,274
Deferred income	203,367	250,739
Deferred lease liability	5,617	—

Total liabilities	2,746,816	2,331,869

Commitments and contingencies

Stockholders’ equity:
Capital stock, $0.01 par value — shares authorized 20,000,000; 7,079,169 issued and 7,001,369 outstanding, respectively	70,792	70,792
Additional paid-in capital	25,633,715	25,502,717
Accumulated deficit	(8,588,811)	(7,034,799)
Treasury stock, 77,800 shares	(412,424)	(412,424)

Stockholders’ equity	16,703,272	18,126,286

Total liabilities and stockholders’ equity	$19,450,088	$20,458,155

MISONIX, INC. And Subsidiaries
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales	$3,423,689	$3,148,174	$6,681,677	$5,779,191

Cost of goods sold	1,537,107	1,642,382	3,157,810	3,264,275

Gross profit	1,886,582	1,505,792	3,523,867	2,514,916

Selling expenses	1,054,693	1,058,879	2,019,700	1,978,486
General and administrative expenses	1,109,482	1,490,484	2,327,287	2,803,164
Research and development expenses	428,285	523,571	888,779	946,040

Total operating expenses	2,592,460	3,072,934	5,235,766	5,727,690

Operating loss from continuing operations	(705,878)	(1,567,142)	(1,711,899)	(3,212,774)

Total other income	144,682	64,810	346,272	217,534

Loss from continuing operations before income taxes	(561,196)	(1,502,332)	(1,365,627)	(2,995,240)

Income tax (benefit)	4,000	(936,913)	42,100	(1,182,677)

Net loss from continuing operations	(565,196)	(565,419)	(1,407,727)	(1,812,563)

Discontinued operations:
Net income (loss) from discontinued operations, net of income tax expense of $0,$0, $0 and $470,397	29,030	237,724	(146,285)	765,217
Net loss from sale of discontinued operations, net of income tax expense of $0, $0, $0 and $957,937	—	82,897	—	(112,819)
Noncontrolling interest in discontinued operations net of income taxes	—	21,085	—	41,340

Net income (loss) from discontinued operations	29,030	341,706	(146,285)	693,738

Net loss attributable to Misonix, Inc. shareholders	$(536,166)	$(223,713)	$(1,554,012)	$(1,118,825)

Net loss per share from continuing operations attributable to Misonix, Inc. shareholders-Basic	$(0.08)	$(0.08)	$(0.20)	$(0.26)
Net income (loss) per share from discontinued operations-Basic	0.00	0.05	(0.02)	0.10
Net loss per share attributable to Misonix, Inc. shareholders-Basic	$(0.08)	$(0.03)	$(0.22)	$(0.16)

Net loss per share from continuing operations attributable to Misonix, Inc. shareholders-Diluted	$(0.08)	$(0.08)	$(0.20)	$(0.26)
Net income (loss) per share from discontinued operations-Diluted	0.00	0.05	(0.02)	0.10
Net loss per share attributable to Misonix, Inc. shareholders-Diluted	$(0.08)	$(0.03)	$(0.22)	$(0.16)

Weighted average common shares-basic	7,001,369	7,001,369	7,001,369	7,001,369

Weighted average common shares-diluted	7,001,369	7,001,369	7,001,369	7,001,369

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